Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HEATWURX, INC.

(A Delaware Corporation)

HEATWURX, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the “Corporation”), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  By unanimous consent of the Board of Directors and consent of the stockholders holding a majority of the voting control of the Corporation, a resolution was duly adopted amending Article V of the Certificate of Incorporation for Heatwurx, Inc. to add paragraph G thereto.  The resolution summarizing the proposed amendment is as follows:

RESOLVED, the shareholders holding a majority of the voting control of the Company and the Board of Directors believe it is in the best interest of the Corporation to amend the Corporation’s Certificate of Incorporation to increase the number of preferred shares, to authorize the Board of Directors to establish one or more series of preferred stock without requiring further shareholder approval, and to clarify the upon conversion of outstanding shares of preferred stock, such shares shall be returned to the authorized but unissued shares of preferred stock of the Corporation.

SECOND:  That upon the effectiveness of this Certificate of Amendment, the first paragraph of Article IV of the Certificate of Incorporation of the Corporation is hereby amended to increase the number of shares of Preferred Stock from 3,000,000 to 4,500,000 shares, par value $0.0001 per share.

THIRD:  That upon the effectiveness of this Certificate of Amendment, Article V of the Certificate of Incorporation of the Corporation is hereby amended to add paragraph G thereto to read as follows:

G.  SERIES OF PREFERRED STOCK.  Shares of preferred stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the corporation, and the board of directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

FOURTH:  That upon the effectiveness of this Certificate of Amendment, Subsection 5.3.3 of Article IV(B) of the Certificate of Incorporation is hereby amended to read as follows:

Effect of Conversion.  All shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 5.2 and to receive payment of any dividends declared but unpaid thereon.  Any shares of Series A Preferred Stock, Series B Preferred Stock, and/or Series C Preferred Stock so converted shall be returned to the authorized but unissued shares of Preferred Stock but may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock, and/or Series C Preferred Stock, as the case may be, accordingly.

FIFTH:  That thereafter, pursuant to resolution of its Board of Directors and written consent of the shareholders holding a majority of the voting control of the Company, the amendments were properly approved in accordance with Delaware law.

SIXTH:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SEVENTH:  This amendment shall become effective immediately upon filing.

IN WITHNESS WHEREOF, said Corporation has caused this certificate to be signed by its Chief Executive Officer this 20th day of June, 2013.

HEATWURX, INC.

By: /s/ Stephen Garland

Stephen Garland, Chief Executive Officer